UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: June 11, 2015

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On June 11, 2015, Viggle Inc. (the “Company”) and Sillerman Investment Company IV LLC (“SIC IV” or the “Lender”) entered into a Line of Credit Grid Promissory Note (the "Note"). The Note provides a right for the Company to request advances under the Note from time to time in an aggregate amount of up to $10,000,000. The Note bears interest at a rate of 12% per annum, payable in cash on the maturity of the Note. From and after the occurrence and during the continuance of any event of default under the Note, the interest rate is automatically increased to 14% per annum.

The Note is not convertible into equity securities of the Company.

In order for the Company to make requests for advances under the Note, the Company must have an interest coverage ratio equal to or greater than 1, unless the Lender waives this requirement. The interest coverage ratio is calculated by dividing: (a) the Company’s net income for the measurement period, plus the Company’s interest expense for the measurement period, plus the Company’s tax expense for the measurement period, by (b) the Company’s interest expense for the measurement period, plus the amount of interest expense that would be payable on the amount of the requested draw for the twelve months following the request for the advance. The measurement period is the twelve months ended as of the last day of the last completed fiscal quarter prior to the request for the advance. The Company currently does not have an interest coverage ratio equal to or greater than 1, so advances would now require the Lender to waive this requirement. In addition, in order to make requests for advances under the Note, there can be no event of default under the Note at the time of the request for an advance, including that there has been no material adverse change in the business plan or prospects of the Company in the reasonable opinion of the Lender.

On June 11, 2015, the Company made a request for an advance under the Note, and the Lender made an advance to the Company in the amount of $1,000,000.00.

The Note matures on the first to occur of: (a) December 31, 2016 or (b) upon a “Change of Control Transaction.” A “Change of Control Transaction” includes (i) a sale of all or substantially all of the assets of the Company or (ii) the issuance by the Company of common stock that results in any “person” or “group” becoming the “beneficial owner” of a majority of the aggregate ordinary voting power represented by the Company’s issued and outstanding common stock (other than as a result of, or in connection with, any merger, acquisition, consolidation or other business combination in which the Company is the surviving entity following the consummation thereof), excluding transactions with affiliates of the Company.

If an event of default occurs under the Note, SIC IV has the right to require the Company to repay all or any portion of the Note.  An event of default is deemed to have occurred on: (i) the non-payment of any of the amounts due under the Note within five (5) Business Days after the date such payment is due and payable; (ii) dissolution or liquidation, as applicable, of the Company; (iii) various bankruptcy or insolvency events shall have occurred, (iv) the inaccuracy in any material respect of any warranty, representation, statement, report or certificate the Company makes to Lender under the Note hereto; (v) the Company contests, disputes or challenges in any manner, whether in a judicial proceeding or otherwise, the validity or enforceability of any material provision in the Note; or (vi) a material adverse change in the business plan or prospects of the Company in the reasonable opinion of Lender.
In addition, the Company’s Executive Chairman and Chief Executive Officer, Robert F.X. Sillerman, had previously loaned the Company $6,575,000 pursuant to demand promissory notes. The Company has paid off $5 million of those notes, resulting in an outstanding principal amount of the demand notes of $1,575,000.

Independent Director Action

Because the transactions described in the foregoing sections were between the Company and Robert F.X. Sillerman or an affiliate of Robert F.X. Sillerman, who is the Executive Chairman and Chief Executive Officer of the Company, the Company’s independent directors unanimously approved the transactions contemplated by the Note.

Important Notice regarding the Transaction Documents

The foregoing descriptions of the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Note attached hereto as Exhibit 10.1, and incorporated herein by reference.

The Note has been included to provide investors and security holders with information regarding their terms. It is not intended to provide any other financial information about the Company or our subsidiaries and affiliates. The representations, warranties and covenants contained in the agreements were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to such agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in public disclosures by us.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Line of Credit Grid Promissory Note, dated as of June 11, 2015, by and between the Company and Sillerman Investment Company IV LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: June 12, 2015	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President